MC-352425

Certificate Of Incorporation

*I, **JOY A. RANKINE** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Verity Acquisition Corporation

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 11th day of June Two Thousand Nineteen

Given under my hand and Seal at George Town in the Island of Grand Cayman this 11th day of June Two Thousand Nineteen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 266828464047
www.verify.gov.ky
19 June 2019